Exhibit 99.1

Merrill Lynch Reports Second Quarter 2008 Net Loss from Continuing Operations of $4.6 Billion

Merrill Lynch Completes Sale of Bloomberg and Announces Expected Sale of Financial Data Services in Deals Valued at Approximately $8 Billion in Aggregate

NEW YORK--(BUSINESS WIRE)--Merrill Lynch (NYSE: MER) today reported a net loss from continuing operations for the second quarter of 2008 of $4.6 billion, or $4.95 per diluted share, compared to net earnings from continuing operations of $2.0 billion, or $2.10 per diluted share, for the second quarter of 2007. Merrill Lynch’s net loss for the second quarter of 2008 was $4.7 billion, or $4.97 per diluted share, compared to net earnings of $2.1 billion, or $2.24 per diluted share, for the year-ago quarter. Second quarter 2008 results included a restructuring charge of $445 million pre-tax ($286 million after-tax) arising from headcount reductions completed during the quarter.

Subsequent to the end of the second quarter, Merrill Lynch continues to enhance its capital position. Earlier today, Merrill Lynch completed the sale of its 20% ownership stake in Bloomberg, L.P. to Bloomberg Inc., for $4.425 billion, and as part of this transaction has entered into a long-term service agreement. Merrill Lynch is also in negotiations and has signed a non-binding letter of intent to sell a controlling interest in Financial Data Services, Inc. (FDS), based on an enterprise value for FDS in excess of $3.5 billion. FDS is currently a wholly-owned subsidiary of Merrill Lynch and is a provider of administrative functions for mutual funds, retail banking products and other services within Global Wealth Management (GWM). Merrill Lynch has provided Bloomberg Inc. with debt financing and intends to provide debt financing for the FDS transaction on a commercially reasonable basis.

Amidst a challenging market environment, Merrill Lynch’s core businesses continued to perform well; however, second quarter 2008 net revenues were negative $2.1 billion, compared with positive $9.5 billion in the prior-year period. The revenue decline was driven by net losses totaling $3.5 billion related to U.S. super senior ABS CDOs(1) and credit valuation adjustments of negative $2.9 billion related to hedges with financial guarantors, about half of which related to U.S. super senior ABS CDOs. Other significant net losses included $1.7 billion in the investment portfolio of Merrill Lynch’s U.S. banks, as well as $1.3 billion from certain residential mortgage exposures. Active efforts to reduce risk through asset sales combined with these net losses, resulted in meaningful exposure reductions for many of these asset classes.

Net revenues for the second quarter were $7.5 billion, excluding these net losses, credit valuation adjustments and a $91 million net benefit related to credit spread widening on Merrill Lynch’s long-term debt liabilities. On a comparable basis, these revenues were down 21% from the prior-year period but up slightly from the first quarter of 2008, reflecting the strength and stability of the firm’s core franchise. (2)

The net loss from continuing operations for the first six months of 2008 was $6.6 billion, or $7.17 per diluted share, compared with net earnings from continuing operations of $4.0 billion, or $4.22 per diluted share, in the prior-year period. The first half 2008 net loss and loss per diluted share were $6.6 billion and $7.18, respectively, compared to net earnings of $4.3 billion, or $4.50 per diluted share, for the prior-year period. First half 2008 net revenues were $818 million compared to $19.1 billion in the prior-year period. Excluding the net losses, credit valuation adjustments and a $2.2 billion net benefit related to credit spread widening on Merrill Lynch’s long-term debt liabilities, first half 2008 net revenues were $14.9 billion, down 22% from the prior-year period. (2)

Second Quarter and First Half 2008 Highlights

  Record first half revenues in Rates and Currencies and third-highest quarterly revenues
  Record first half and quarterly revenues in Global Markets Financing and Services, demonstrating double-digit growth, both year-on-year and sequentially
  Nearly 60% growth in Commodities quarterly revenues compared to the prior-year
  Strong Investment Banking revenues of more than $1 billion for the quarter, where the firm ranked #3 globally for debt and equity origination fees (3)

(1) ABS CDOs are defined as collateralized debt obligations comprised of asset-backed securities.

(2) See Attachment VIII for a reconciliation of non-GAAP measures.

(3) Source: Dealogic.

  Continued solid revenues in GWM, with recurring revenues greater than 70% of total net revenues, a near-record proportion (1)
  Non-U.S. revenue growth of 13% sequentially during the quarter driven by strong performance in the Europe, Middle East and Africa (“EMEA”) region, up more than 30% (2)
  Significant progress in balance sheet and risk reduction during the quarter, including reductions of 51% in U.S. Alt-A residential mortgages and 29% in U.S. sub-prime residential mortgage net exposures, 47% in leveraged finance, and 17% in commercial real estate net exposures, excluding First Republic Bank
  Record excess liquidity pool of approximately $92 billion, up significantly from the first quarter of 2008

“Our core franchise continues to perform well despite the extremely challenging market environment,” said John A. Thain, chairman and chief executive officer. “Against this backdrop, we increased our excess liquidity pool to a record level of $92 billion and significantly reduced our exposures in key asset classes. Importantly, with the transactions we announced today, we are bolstering our capital base and continue to move forward on our risk management and strategic growth initiatives.”

Business Segment Review:

The $445 million pre-tax restructuring charge was recorded in the business segments as follows: $311 million in Global Markets and Investment Banking and $134 million in Global Wealth Management. The following discussion of business segment results excludes the impact of these restructuring expenses. A reconciliation of these segment results appears on Attachment III to this release.

Global Markets and Investment Banking (GMI)

GMI recorded net revenues of negative $5.3 billion and a pre-tax loss of $8.2 billion for the second quarter of 2008, as the challenging market environment resulted in net losses in Fixed Income, Currencies and Commodities (FICC), and lower net revenues in Equity Markets and Investment Banking compared to the prior-year period. GMI’s second quarter net revenues included a net benefit of $98 million (all of which was recorded in FICC) due to the impact of the widening of Merrill Lynch’s credit spreads on the carrying value of certain long-term debt liabilities.

(1) Recurring revenues include fee-based revenues, net interest profit and Global Investment Management (GIM) revenues.

(2) Ex-marks and fair value adjustments.

  Net revenues from GMI’s three major business lines were as follows:
  FICC net revenues were negative $8.1 billion for the quarter, as strong revenues from Commodities, Rates and Currencies and Municipals were more than offset by net losses related to U.S. super senior ABS CDOs, credit valuation adjustments related to hedges with financial guarantors, and net losses related to the investment securities portfolio of Merrill Lynch’s U.S. banks and certain residential mortgage-related exposures. To a lesser extent, FICC revenues were also impacted by net losses related to leveraged finance exposures. Net revenues for most other FICC businesses declined from the second quarter of 2007, as the environment for those businesses was materially worse than the year-ago quarter.

U.S. ABS CDOs:

At the end of the second quarter of 2008, net exposures to U.S. ABS CDOs were $4.5 billion, down from $6.7 billion at the end of the first quarter of 2008. The net exposure declined as net losses of $3.5 billion, and to a lesser extent asset sales and liquidations, were partially offset by the ineffectiveness of certain hedges. Please see Attachment VI for details related to these exposures.

Financial Guarantors:

During the second quarter of 2008, credit valuation adjustments related to the firm’s hedges with financial guarantors were negative $2.9 billion, including negative $1.4 billion related to U.S. super senior ABS CDOs.

The hedges with financial guarantors related to the U.S. super senior ABS CDOs (notional, net of gains prior to credit valuation adjustments) declined from $10.9 billion at the end of the first quarter 2008 to $9.6 billion at the end of the second quarter 2008. The net gains in the value of the hedges (reflective of value declines in the assets being hedged) were more than offset by credit valuation adjustments that reflected deterioration of the creditworthiness of the financial guarantors during the quarter. As a result, the carrying value of these hedges related to U.S. super senior ABS CDOs was $2.9 billion at quarter-end. Please see Attachment VI for details related to these hedges.

The carrying value of hedges with financial guarantors related to other asset classes outside of U.S. super senior ABS CDOs declined from $5.1 billion at the end of the first quarter to $3.6 billion at the end of the second quarter 2008.

Residential Mortgages:

Net exposures related to U.S. prime residential mortgages increased 10% to $33.7 billion during the quarter, as GWM’s First Republic Bank continued to originate mortgages for its high net worth client base. However, other residential mortgage-related exposures, including U.S. sub-prime, U.S. Alt-A and non-U.S. exposures, in aggregate, decreased 25% during the quarter. U.S. sub-prime mortgage-related exposures declined 29% to $1.0 billion, primarily due to $544 million in markdowns. Net exposures related to U.S. Alt-A residential mortgages declined 51% to $1.5 billion, due to sales of $1.1 billion and net losses of $549 million. Net exposures related to non-U.S. residential mortgages declined 15% to $7.4 billion due to the maturity of a warehouse lending facility, net write-downs of $229 million, paydowns of principal and sales of mortgage-backed securities. Please see Attachment VII for details related to these exposures.

U.S. Banks Investment Securities Portfolio:

Within the investment securities portfolio of Merrill Lynch’s U.S. banks, net pre-tax losses of approximately $1.7 billion were recognized through the statement of earnings during the second quarter of 2008. These net losses reflected the other than temporary impairment in the value of certain securities, primarily U.S. Alt-A residential mortgage-backed securities. The change in other comprehensive income / (loss) (OCI) during the quarter reflected the reversal of approximately $1.7 billion of pre-tax losses out of OCI, partially offset by an additional $979 million pre-tax loss recorded in OCI. At the end of the quarter, the cumulative pre-tax OCI balance in stockholders’ equity related to this portfolio was approximately negative $4.7 billion. Please see Attachment VII for details related to these exposures.

Leveraged Finance:

During the second quarter of 2008, leveraged finance commitments declined 47% to $7.5 billion, down from approximately $14.2 billion at the end of the first quarter, due almost entirely to sales and syndications. Net write-downs related to these exposures were $348 million during the quarter.

Commercial Real Estate:

Second quarter 2008 net exposures related to commercial real estate, excluding First Republic Bank, totaled approximately $14.9 billion, down 17% from the first quarter, due primarily to sales, particularly for whole loan/conduit exposures in the U.S. and EMEA. Net exposures related to First Republic Bank were $2.7 billion at the end of the second quarter, up 3% from the first quarter. Please see Attachment VII for details related to these exposures.

  Equity Markets net revenues for the second quarter of 2008 declined 20% from the prior-year quarter to $1.7 billion. Global Markets Financing and Services revenues increased to a record level, up approximately 25% from the prior-year period, as the firm took advantage of opportunities to both add clients and increase average balances. Cash equity trading revenues were up slightly from the prior-year period. These increases were more than offset by net revenue declines from equity-linked trading and principal-related businesses, including private equity, which recorded a net loss of $184 million, down from positive revenues of $125 million in the prior-year quarter.
  Investment Banking net revenues were $1.0 billion for the second quarter of 2008, down 28% from the record 2007 second quarter. Equity origination, debt origination and M&A advisory revenues all declined, reflecting significantly lower industry-wide deal volumes compared with the year-ago period. While origination revenues were lower, Merrill Lynch maintained strong positioning, ranking #3 in the global league table for fees from debt and equity origination, and recently advised on several industry-leading transactions, including the $18 billion acquisition of Rohm & Haas by Dow Chemical and the $13 billion acquisition of Norilsk Nickel by Rusal, and was joint bookrunner in the $24 billion rights issue for Royal Bank of Scotland.

For the first half of 2008, GMI recorded a pre-tax loss of $12.3 billion on net revenues of negative $6.0 billion, due primarily to net losses in FICC that were partially offset by solid revenues in Equity Markets and Investment Banking. In addition, GMI recorded fair value adjustment benefits of approximately $2.2 billion (approximately $1.5 billion in FICC and $700 million in Equity Markets) due to the impact of the widening of Merrill Lynch’s credit spreads on the carrying value of certain long-term debt liabilities.

Global Wealth Management (GWM)

GWM generated solid net revenues for the second quarter of 2008 despite significant market declines, reflecting the stability of the client franchise and the significant proportion of recurring net revenues in GWM.

  GWM’s second quarter 2008 net revenues were $3.4 billion, down 5% from the strong second quarter of 2007. The decrease in net revenues was primarily due to Global Investment Management (GIM), which accounted for more than half of the overall decline. The revenue decline, together with higher non-compensation expenses resulting from investment in FA workstations, international expansion, and GWM’s online capabilities, contributed to a 25% decline in GWM’s pre-tax earnings to $738 million. GWM’s pre-tax profit margin remains strong at 22.0%, although down from a record 27.5% in the prior-year period.
  Net revenues from GWM’s major business lines were as follows:

-- Global Private Client (GPC) net revenues for the second quarter of 2008 were $3.2 billion, down 3% from the prior-year period. Compared with the second quarter of 2007, lower transaction and origination revenues, reflective of less client activity and origination activity in a challenging environment, were partially offset by an increase in fee-based revenues driven by asset-based fees. Net interest profit also rose, due largely to the inclusion of net revenues from First Republic, as did revenues from GWM’s franchise in all regions outside the U.S.

-- GIM’s second quarter 2008 net revenues were $193 million, a decline of 37% from the second quarter of 2007, due largely to lower revenues from investments in alternative investment management companies. This drop in revenue resulted in a 2.5 percentage point decline in GWM’s pre-tax profit margin.

  Financial Advisor (FA) headcount was 16,690 at quarter-end, an increase of 30 FAs during the quarter and 490 from the second quarter of 2007, as GWM continued to be successful in retaining and recruiting high-quality experienced FAs. FA turnover, particularly among first and second quintile FAs, declined during the quarter and continues to outperform the industry average. Outside the Americas, Merrill Lynch’s continued focus and investment in the GWM franchise increased international FA headcount by 11% year over year.
  Net inflows of client assets into annuitized-revenue products were $8 billion for the second quarter. Total net new money was negative $5 billion, impacted largely by seasonal client income tax payments and the departure of a significant institutional retirement client as a result of a merger transaction.
  Total client assets in GWM accounts remained at $1.6 trillion at the end of the 2008 second quarter.

GWM recorded pre-tax earnings of $1.5 billion for the first six months of 2008, down 17% from the year-ago period. Net revenues were $7.0 billion, an increase of 1%. The decrease in pre-tax earnings was driven by higher expenses that included an $80 million loss on a client receivable in the first quarter, continuing investment in growth initiatives and lower revenues from GIM, partially offset by an increase in net revenues from GPC.

Other Items:

Compensation Expenses

Compensation and benefits expenses were $3.5 billion for the second quarter of 2008, down 26% from $4.7 billion in the second quarter of 2007 due to a decline in compensation expense accruals reflecting lower net revenues and reductions in headcount. Compensation and benefits expenses were $7.7 billion for the first half of 2008, down 20% from $9.6 billion in the first half of 2007 due primarily to the same reasons as the quarterly decline.

Non-compensation Expenses

Total non-compensation expenses (excluding the restructuring charge) were $2.1 billion for the second quarter of 2008, up 8% from the year-ago quarter. Details of the significant changes in non-compensation expenses from the second quarter of 2007 are as follows:

  Communication and technology costs were $566 million, up 17% due primarily to costs related to ongoing technology investments and system development initiatives, as well as higher market data information costs.
  Occupancy and related depreciation costs were $328 million, up 20% due principally to higher office rental expenses associated with data center growth and increased office space, including the impact of First Republic.
  Advertising and market development costs were $166 million, down 17% due primarily to lower travel and other related expenses.

Restructuring Charge

Related to its previously announced expense reduction initiative, the company recorded a pre-tax restructuring charge of $445 million during the 2008 second quarter, primarily related to severance costs and the accelerated amortization of previously granted stock awards. Pre-tax cost savings from this initiative are expected to be approximately $730 million for 2008 and $925 million on an annualized basis. Headcount was reduced by approximately 4,200 employees during the first half of 2008, largely in the U.S., within GMI and support areas. This reduction was greater than initial reduction estimates of 4,000.

Income Taxes

Income taxes from continuing operations for the second quarter were a net credit of $3.5 billion, reflecting tax benefits associated with the firm’s pre-tax losses. The second quarter effective tax rate was 42.9%, compared with 28.9% for the second quarter of 2007. The increase in the effective tax rate reflected changes in the firm’s geographic mix of earnings.

Capital and Liquidity Management

The firm’s liquidity position remained strong with the holding company’s excess liquidity pool at a record level of approximately $92 billion, up from $82 billion at the end of the first quarter of 2008 and well in excess of debt maturing in less than one year.

Merrill Lynch’s active management of equity capital during the 2008 second quarter included the issuance of $2.7 billion of new 8.625% Perpetual Non-Cumulative Preferred Stock, Series 8.

At the end of the second quarter of 2008, estimated book value per share was $21.43, down from $25.93 at the end of the first quarter. Adjusting for the company’s $6.6 billion mandatory convertible preferred offering on an “if-converted” basis, Merrill Lynch’s adjusted book value per share was $24.94 at the end of the second quarter of 2008. (1)

Staffing

Merrill Lynch’s full-time employees totaled 60,000 at the end of the second quarter of 2008, a net decrease of 3,100 during the quarter, primarily related to the headcount reductions described above under Restructuring Charge.

(1) See Attachment IX for a reconciliation of non-GAAP measures.

John Thain, chairman and chief executive officer, and Nelson Chai, executive vice president and chief financial officer, will host a conference call today at 5:00 p.m. ET to discuss the company’s 2008 second quarter and first half results. The conference call can be accessed via a live audio webcast available through the Investor Relations website at www.ir.ml.com or by dialing (888) 810-0245 (U.S. callers) or (706) 634-0180 (non-U.S. callers). On-demand replay of the webcast will be available from approximately 7:00 p.m. ET today at the same web address.

Merrill Lynch is one of the world's leading wealth management, capital markets and advisory companies with offices in 40 countries and territories and total client assets of approximately $1.6 trillion. As an investment bank, it is a leading global trader and underwriter of securities and derivatives across a broad range of asset classes and serves as a strategic advisor to corporations, governments, institutions and individuals worldwide. Merrill Lynch owns approximately half of BlackRock, one of the world’s largest publicly traded investment management companies with more than $1 trillion in assets under management. For more information on Merrill Lynch, please visit www.ml.com.

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